Exhibit 99.1

Salvatore A. Abbate Named Veritiv Chief Executive Officer

Stephen E. Macadam Becomes Chairman of the Board

Mary A. Laschinger, Current Chairman and CEO, Announces Retirement

ATLANTA (September 21, 2020) – Veritiv (NYSE: VRTV) today has announced that Salvatore A. Abbate (Sal) has been named the company’s Chief Executive Officer, and current board member Stephen E. Macadam (Steve) has been named Chairman of the Board as Mary A. Laschinger, current Chairman and CEO, retires from the organization. Both appointments are effective September 30, 2020.

“My tenure as Veritiv Chairman and CEO has been the pinnacle of my career,” said Mary Laschinger. “I am tremendously proud of our employees’ exceptional work ethic, their dedication to our customers and their unwavering commitment to the company’s success. Under Sal’s and Steve’s guidance, I am confident that Veritiv will continue to flourish as they lead the organization in the next phase of its journey while building upon the values that have been the foundation of our success to date.”

Mr. Abbate joined Veritiv in April 2018 as the Senior Vice President and Chief Commercial Officer responsible for enterprise strategy and Category Management. In January 2020, he was named Chief Operating Officer responsible for all Packaging and Facility Solutions commercial operations including Sales, Commercial Excellence, Developing Businesses, Veritiv Canada, as well as all Veritiv Supply Chain Operations.

Mr. Abbate joined Veritiv from Andersen Windows & Doors, Inc. where he was Senior Vice President and Chief Sales & Marketing Officer responsible for the marketing, sales, product development, customer service, logistics and field service organizations. Prior to that, he was Vice President – Global Sales and Marketing for the Performance Films Division of Solutia, Inc. Mr. Abbate also spent more than 15 years in various roles in sales, marketing, field operations, manufacturing, and process improvement for several divisions of Armstrong World Industries Inc.

“I am incredibly honored to assume the role of CEO. At Veritiv, we’ve been on a path to strategically transform into a leading packaging solutions company and I am excited to lead our organization as we embark upon the next phase of our strategy,” Sal Abbate said. “As an industry leader, Veritiv will continue its drive for excellence and an unwavering commitment to our customers.”

Mr. Macadam joined Veritiv’s Board of Directors in February 2020 after serving as President and Chief Executive Officer of EnPro Industries, Inc. from April 2008 to July 2019. He has extensive leadership and operations experience growing and transforming businesses in the U.S. and globally. Mr. Macadam has more than 30 years of experience advising and leading businesses in the packaging, building materials, and pulp and paper industries. He also serves as a director of Valvoline Corporation and Louisiana-Pacific Corporation, and formerly served on the board of directors of EnPro.

“Under Mary’s leadership, Veritiv established itself as a proven competitor delivering excellence for our customers, driving value for our shareholders, and prioritizing employee satisfaction,” said Steve Macadam. “It is my distinct privilege to now serve as Chairman of Veritiv’s Board of Directors and, together with Sal, work toward future growth and success.”

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a leading North American business-to-business distributor of packaging, facility solutions, print and publishing products and services; and also a provider of logistics and supply chain management solutions. Serving customers in a wide range of industries, Veritiv has distribution centers throughout the U.S., Canada and Mexico, and team members helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Media: Kristie Madara, 770 391 8471

Investors: Scott Palfreeman, 770 391 8335